ENERGY AND ENVIRONMENTAL MEASUREMENT CORPORATION

MANUFACTURER'S REPRESENTATIVE AGREEMENT

FOR

This agreement (hereinafter referred to as "Agreement") is made by and between Energy and Environmental Measurement Corporation, a Montana corporation, which has its headquarters at 1744 Mullowney Lane, Billings, Montana, 59102, hereinafter referred to as "EEMC" and Cal Bay Controls, an independent contractor with headquarters at 1582 Parkway Loop, #G, Tustin, California 92780(hereinafter referred to as "You" and "Your ).

WHEREAS, EEMC is engaged in the business of designing, manufacturing and selling environmental testing and measurement equipment (hereinafter referred to as "Products"), and

WHEREAS, You wish to have the exclusive right to solicit and present for EEMC's consideration offers to purchase the Products (hereafter referred to as "Orders").

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1. Effective upon final acceptance and execution of this Agreement by EEMC at Billings, Montana, You are hereby granted the exclusive right to solicit Orders for the Products only within the territory described in Exhibit A which is attached hereto and incorporated herein by reference (hereinafter referred to as "Territory") from the effective date of this Agreement until unless this Agreement is terminated sooner by You or EEMC as set forth herein. This Agreement will automatically renew unless at least ninety (90) days notice is given by either party.

2. EEMC reserves the right, in its sole discretion, to decline to accept or revoke acceptance of any Orders, to alter the design of any Product, and to add new Products.

3. Upon written notice to You, EEMC may, in its sole discretion and within thirty (30) days advance notice, amend Exhibit A. Otherwise, no amendment to this Agreement shall be effective without the written consent of an officer of both parties.

4. Unless stated otherwise herein, EEMC and You agree to do all acts and things and execute all instrument and documents as may be reasonably necessary to carry out the provisions and intent of this Agreement regardless of whether such acts, things, instruments, or documents are specifically provided for or contemplated herein.

5. You will solicit and present Orders from customers within the Territory for the purchase of the Products at prices specified in EEMC's current price lists or special quotations and according to the standard terms and conditions specified by EEMC. All Orders shall be subject to written confirmation of acceptance by a corporate officer of EEMC.

6. Credit terms applicable to purchase will be solely determined by EEMC. Until shipped, all Orders are subject to credit approval. Upon the request of EEMC, You shall assist in obtaining credit information relating to customers or prospective customers. All quotations for sales to customers, or prospective customers, must be expressly made subject to the approval and confirmation of EEMC and are not final (i.e., shall not be considered "booked") until such approval is given in writing by a corporate officer of EEMC.

7. EEMC shall pay You a commission in accordance with Exhibit B which is attached hereto and incorporated herein by reference.

8. All commissions due You shall be paid by the fifteenth (15th) day of the month following the month within which a payment is made to EEMC by a customer.

9. You agree to use Your best efforts to promote 'the Products and solicit Orders for the Products within -the Territory. You will be furnished with sales literature and technical data in reasonable quantities without charge.

10. During the term of this Agreement and for a period of -twelve (12) months from its termination You expressly agree not to become interested, directly or indirectly, in the sale of any environmental testing or measurement equipment or supplies that compete with the products herein. In the event that You violate this covenant, You shall pay to EEMC 85% of any commissions or other compensation received for Your activities in violation hereof.

11. You acknowledge being an independent contractor. This Agreement does not make You an agent or legal representative of EEMC for any purpose. You will not represent to any third party that such a relationship exists. This Agreement does not grant You any right or authority to create any obligation or liability on behalf of EEMC or to bind EEMC to any obligation, and You may not represent Yourself as having the authority to do so. You acknowledge and agree that You will not be treated as an employee with respect to your services to EEMC for purposes of FICA, social security, federal or state unemployment taxes, or income tax withholding at source, and that You shall bear full responsibility for your federal and state income taxes and shall report commissions received under this Agreement as self employment income.

12. You will be responsible for all expenses or disbursements incurred or made by You. You shall be responsible for the hiring, compensation, termination, and all other matters relating to any persons, companies or corporations employed by or associated with You. You shall be responsible for paying any and all employment and payroll taxes with respect to Your employees and for maintaining any required worker's compensation insurance for your employees.

13. Any property of EEMC received by You, including samples, shall be held by You for EEMC and on request such property shall be returned to EEMC in as good condition as when received by You, ordinary wear and tear excepted. You shall bear the risk of loss of all such items. You will be liable for any damage or loss to such property or to persons caused by Your wrongful or negligent acts or omissions or those of Your directors, officers, employees or agents.

14. All trademarks, service marks, trade names, copyrights, patents, proprietary information and data, and other intellectual property, whether used or owned by EEMC (hereinafter collectively referred to as "Intellectual Property") are the property or right of EEMC. You are permitted to use the Intellectual Property only in the form, style, manner, and time period specified by EEMC and only during the duration of this Agreement. You shall assist EEMC in its continuing efforts to assure proper use by others of the Intellectual Property and agree to immediately bring to the attention of EEMC all instances, known to You, involving misuse or possible misuse of the Intellectual Property.

All materials and information concerning the manufacturing, marketing, or distribution of the Products will be treated by You as confidential information, and You agree not to disclose any confidential information relating to EEMC, its business, its Products, or its customers to any third party, except to the extent that such use or disclosure (i) is required in the performance of Your services hereunder, or (ii) has been authorized in writing by a corporate officer of EEMC. All documents and materials furnished to You will remain the property of EEMC, and upon the termination of this Agreement, You will promptly return such documents and materials to EEMC, together with all records and information and copies thereof in Your possession. Following termination, You may not retain or use at any time confidential information obtained from EEMC and may riot retain or use any of EEMC's Intellectual Property. You will not acquire any rights to the Intellectual Property. If, during the term of the Agreement, any such right should become vested in You by operation of law or otherwise, You shall assign such rights to EEMC upon EEMC's request or upon termination or expiration of this Agreement.

15. You agree to indemnify EEMC against any liability, loss, damage, or expense, including attorney fees and costs of settlement, which EEMC may incur by reason of any claim, demand or assertion resulting directly or indirectly from Your acts, Your omissions or Your negligence or that of Your employees or Your representatives, including, but riot limited to, personal injuries and property damage. EEMC agrees to indemnify and hold You harmless from and against claims and expenses resulting from its acts, omissions, or negligence, including product liability claims. You shall maintain full liability insurance, including automobile insurance, in an amount of not less than $300, 000/500, 000 covering your activities under this Agreement and naming EEMC as additional insured.

16. This Agreement may be terminated prior to its expiration or at any time by either party to this Agreement, with or without cause, by giving thirty (30) days prior written notice to the other party.

Upon termination of this Agreement, You will cease all solicitation of Orders and will return to EEMC all property of EEMC in or subject to Your possession. EEMC's sole obligation to You upon termination of this Agreement shall be the payment of commissions with respect to Orders for which commission is due You. All bids that have been submitted by You to customers prior to the effective date of termination, and which bids result in Orders accepted by EEMC and paid for by customers within one hundred eighty (180) days following termination, shall result in the payment of commissions to You in accordance with Exhibit B.

17. In the event of the termination of this Agreement, You will have responsibility according to this Agreement until the effective date of such termination. Thereafter, EEMC or another entity or individual will assume responsibility. Commissions will be paid in accordance with Exhibit B which is attached hereto and incorporated herein by reference. All undistributed sales catalogs and literature shall be returned to EEMC upon termination.

18. If EEMC fails to maintain Products of reasonable quality, You will have the right to terminate this Agreement by giving thirty (30) days prior written notice to EEMC. This right shall be Your sole remedy for such failure.

19. Except as expressly provided herein, EEMC will have no other liability to You, whether in contract, in tort, or otherwise, in connection with this Agreement including, but not limited to, its inception, performance, nonperformance, and termination. In no event shall EEMC be liable to You for incidental, consequential, exemplary, punitive or special damages including, but not limited to, lost profits, loss of goodwill, work stoppage or any and all other commercial damages or losses. There are no warranties to You, express or implied, by operation of law or otherwise, with respect to the Products or business to be carried on by You, and EEMC has not made and does not make any implied warranty of merchantability or fitness for a particular purpose.

20. You agree to cooperate fully with EEMC to resolve customer complaints concerning the Products. You agree to make no representations regarding the Products other than to repeat the representations made by EEMC and contained in promotional or informational materials provided by EEMC.

21. Your personal reputation, character, and financial viability are crucial to performance under this Agreement. Therefore, You may not assign or otherwise transfer Your rights under this Agreement. EEMC, however, may pledge or assign its right to accounts receivable.

22. This Agreement shall be interpreted and governed in accordance with the laws of the State of Montana, the state where EEMC's corporate offices are located. If any controversy or claim concerning this Agreement, its making, its validity, or performance results in litigation between the parties, such litigation shall only be brought, as the filing party chooses, in the courts of the State of Montana or in federal courts located within the State of Montana as allowed by the laws governing the venue and jurisdictions of those courts. The parties to this Agreement hereby irrevocably consent to the jurisdiction of the courts located within the State of Montana in any action or proceeding arising out of or relating to this Agreement.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Montana law, and if any provisions of this Agreement shall be prohibited or be invalid under applicable Montana law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. You hereby agree that all service of process may be made by registered mail directed to You at Your address set forth above.

23. No waiver of any provision shall be implied by failure to enforce any right or remedy herein provided, and no express waiver shall affect any provision other than that to which the waiver is applicable and only for the occurrence.

24. This Agreement supersedes all previous agreements and understandings between the parties with respect to the Products. This Agreement and attached exhibits shall constitute the entire Agreement between You and FTMC relating to Your status as a manufacturer's representative, and no Agreement, understanding, or representation of any kind shall be binding upon the parties.

25. Each provision of this Agreement shall be severable from each other provision, and if any provision is invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement. It is intended that each provision which is invalid or unenforceable as written be construed as valid an enforceable to the fullest extent possible.

26. Any successor- in- interest of either party, as provided by this Agreement, shall have and be entitled to exercise any and all discretion, rights and powers of the original party. However, this provision shall not restrict or in any way invalidate any other right or power granted in any other provision or paragraph of this Agreement.

27. The parties hereby acknowledge and agree that it may be necessary, in order to facilitate commercial transactions, to electronically transmit and receive data simultaneously instead of using conventionally transmitted paper documents. Each party is responsible for ensuring that it can effectively and reliably transmit and receive documents, and each party shall take actions which are reasonably sufficient to prevent unauthorized transmissions and to protect all documents from improper access.

28. The parties also acknowledge and agree that any electronically transmitted data, document, or printout is to be considered as any other admissible written instrument and if it contains a signature or other indicia of intention to authenticate, the writing is deemed to have been signed and is to be admissible as an original.

29. This Agreement is executed in two counterparts each of which shall be considered an original.

30. Paragraphs 12, 13, 14, 15, 16, 19, 22, 23, 24, 27 and 28 shall survive the expiration or termination of this Agreement to the extent permitted by applicable law.

31. EEMC and You hereby represent and warrant to each other 'that:

A. each is duly authorized to enter into this Agreement and to perform its obligations hereunder;

B. the person signing this Agreement on each party's behalf is duly authorized to do so;

C. the execution, delivery, and performance of this Agreement will not violate and is in accordance with any charter, by-laws, or law applicable to this Agreement or any agreement by which it is bound or by which any of its assets are affected; and

D. this Agreement is fully enforceable according to its terms.

32. This Agreement shall be null and void without effect if EEMC has not received from You a fully signed Agreement within thirty (30) days from the date of dispatch from EEMC. Date of dispatch:_

IN WITNESS WHEREOF, the parties, finding that the above terms and conditions accurately reflect the agreement between the parties, have executed this Agreement in two counterparts each of which is to be considered an original.

ENERGY AND ENVIRONMENTAL

MEASUREMENT CORPORATION

EXHIBIT B

I. GENERAL PROVISIONS, ALL COMMISSIONS

II. COMMISSIONS

A. COMMISSION RATES

B. COMMISSIONS UPON TERMINATION OF THIS AGREEMENT

I. General Provisions. No commissions will be paid oil replacement parts, freight insurance or service, or taxes of any kind. Commissions will not be owed by EEMC until payment of the Order and will be owed in the same percentage in which payments are received by EEMC. Such commissions are payable exclusively to You and not to Your employees and agents.

If You request a special quotation and EEMC gives a special price quotation, thc1i Your commission shall be the percent of net selling price to which You and EEMC agreed when the special price quotation was given to You.

As used here, net selling price" shall mean the gross amount of the invoice rendered to the customer, less deduction for state, federal, or local taxes, freight allowances, trade, and/or cash discounts, returns, and refunds.

Notwithstanding any other provision to the contrary, You are not entitled to receive a commission from EEMC for any sale to an end user of the product if You or ally member of Your family have an interest in or receive benefit or profit from said end user of the product.

II. Commissions.

A. Commission Rates

Commissions shall be based upon the number of units sold. EEMC shall pay you a commission of 10% of the net selling price of all orders of 1 to 2 units, per order. For any order containing 3 units or more, EEMC will pay you a commission of 12% of the net selling price of said units. Individual orders shall not be accumulated for purposes of receiving higher commissions.

B. Commission Upon Termination of this Agreement

Upon termination of this Agreement, commissions due will be distributed as follows:

Orders Entered Prior to the Effective Date of Termination 100%

To receive this commission, the retiring representative must forward to EEMC within fifteen (15) days following receipt of the notice of termination, a list of jobs for which a commission is claimed. Such list shall include job names, location, model numbers, and the approximate number of Products involved. Commissions are not payable until payment is received from customer.

C. Commission splits.

In the event that more than one representative participates in obtaining an order such order shall be subject to the following commission split: The representative who delivers the purchase order will receive a minimum of 10% of the commission owed. The representative whose territory includes the destination of the order shall receive 10% of the commission owed provided that such representative contributed to the procurement of the order. The balance of the commission owed shall be determined based upon the efforts of the representatives. EEMC shall have full, total, and sole discretion to make any and all determinations as to commission splits. In no event will EEMC' be required to pay more than one commission for any order. In the event that representatives do not accept EEMC's determination on commission splits, then EEMC's only responsibility shall be to interplead the disputed commission with the District Court of the Thirteenth Judicial District of the State of Montana, Yellowstone County, with the representatives claiming, such commissions to litigate before said Court to determine their appropriate share of the disputed commission.